                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, DC   20549
                       -------------------------------------

                                     FORM 11-K

                                   ANNUAL REPORT

                             Commission File No. 0-9899
                          Pursuant to Section 15(d) of the
                          Securities Exchange Act of 1934

                 For the Plan's fiscal year ended DECEMBER 31, 1997

                       --------------------------------------


     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                             MEDICAL GRAPHICS CORPORATION
                                 401(k) SAVINGS PLAN

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         Medical Graphics Corporation
                         350 Oak Grove Parkway
                         Saint Paul, Minnesota 55127






This Form 11-K consists of 17 pages (including exhibits). The index to exhibits is set forth on page 3.


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                                      SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees of the Medical Graphics Corporation 401(k) Savings Plan have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 30, 1998               MEDICAL GRAPHICS CORPORATION 401(k) SAVINGS
                                   PLAN



                              By   /s/ Dale H. Johnson
                                 ------------------------------------
                                   Dale H. Johnson
                                   Trustee


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                                  INDEX TO EXHIBITS

Exhibit Number               Description                             Page
--------------               -----------                             ----
    23.1            Consent of Independent Auditors - Deloitte         4
                    & Touche LLP



     99             Financial Statements                               5
                         Independent Auditors' Report of           7
                         Deloitte & Touche LLP



                         Medical Graphics 401(k) Savings Plan      8
                         Financial Statements for the Years
                         Ended December 31, 1997 and 1996

                         Supplemental Schedules for the Year      15
                         Ended December 31, 1997


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